UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Criteo S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CRITEO ANNOUNCES CLOSED ANNUAL GENERAL MEETING OF SHAREHOLDERS

NEW YORK, May 29, 2020 - Criteo S.A. (NASDAQ: CRTO), the global technology company powering the world’s marketers with trusted and impactful advertising, today announced that the Company will hold its 2020 Annual General Meeting of Shareholders (the “Combined Shareholders Meeting”) in closed session, without the physical presence of shareholders or other persons entitled to attend, in accordance with Article 4 of French ordinance No. 2020-321 of March 25, 2020, due to public health concerns relating to COVID-19 and to protect the health and well-being of its shareholders, directors, employees and the public. As previously announced, the Combined Shareholders Meeting will be held in Paris on June 25, 2020 at 2:00 p.m. local time.

A live webcast of the 2020 Annual General Meeting will be made available on the Company’s Investor Relations website, at https://criteo.investorroom.com/annuals. However, it will not be possible to vote during the meeting.

Therefore, we strongly recommend our ordinary shareholders to exercise their rights as shareholders before the holding of the Combined Shareholders Meeting, either by voting by mail or by being represented by the Chairman of the Combined Shareholders Meeting. Exceptionally, we urge our shareholders not to give proxy to a third party as the latter will not be able to attend the Combined Shareholders Meeting, and to favor the vote by email or by giving proxy to the Chairman of the Combined Shareholders Meeting.

To that end, holders of our Ordinary Shares can request a voting or proxy form and return it to BNP Paribas Securities Services at the address provided below. All requests for voting or proxy forms must be received by BNP Paribas Securities Services (Services Assemblées Générales) at the address mentioned below at least six days before the date of the Combined Shareholders Meeting, i.e., on June 19, 2020 at the latest.

Further, if Ordinary Shareholders choose to vote by mail, please note that to be taken into account, the voting forms must be received by BNP Paribas Securities Services (Services Assemblées Générales) by June 21, 2020 at the latest.

Any Ordinary Shareholder request and/or correspondence relating to the Combined Shareholders Meeting, including proxy forms must be sent to:

BNP Paribas Securities Services
Les Grands Moulins de Pantin
Services Assemblées Générales
9 rue du Débarcadère
93761 Pantin Cedex - France

Tél.: +33.1.57.43.02.30

Holders of our American Depositary Shares (“ADSs”) should continue to vote in accordance with the instructions set forth in our proxy statement, by giving voting instructions to our Depositary, The Bank of New York Mellon, or their broker, bank or other nominee, as applicable, with respect to the Ordinary Shares underlying their ADSs. So long as the Depositary receives voting instructions by 5:00 p.m., Eastern Time, on June 19, 2020, it will, to the extent practicable and subject to French law and the terms of the deposit agreement, vote the underlying Ordinary Shares as instructed by the ADS holder. ADS holders are not be entitled to vote in person at the Combined Shareholders Meeting.

Shareholders can also raise written questions in advance of the meeting. These questions must be sent to the Company at the latest on the fourth business day prior to the date on which the Combined Shareholders Meeting is held, i.e., June 19, 2020 included, to the attention of the Chief Executive Officer of the Company, either by letter sent with acknowledgment of receipt to the Company’s registered office, or by email at the following address: AGM@criteo.com, in each case accompanied with a shareholding certificate. Given the current health context, we strongly recommend to favor communications via email. Any questions raised in advance of the meeting in accordance with these procedures will be addressed by the Company during the Combined Shareholders Meeting.

Since the Combined Shareholders Meeting will be held without the presence of shareholders and the live webcast will be available in “listen-only” mode, shareholders will not be allowed to raise oral questions during such meeting.

Shareholders will also not be allowed to modify the text of the resolutions nor to submit new resolutions during the Combined Shareholders Meeting. We recommend that shareholders regularly check out our webpage dedicated to the Combined Shareholders Meeting available at https://criteo.investorroom.com/annuals.

Any documents that must be made available to shareholders pursuant to applicable laws will be available within the legal time period, upon request accompanied by a shareholding certificate sent to the following email address: AGM@criteo.com.

About Criteo

Criteo (NASDAQ: CRTO) is the global technology company powering the world’s marketers with trusted and impactful advertising. 2,700 Criteo team members partner with over 20,000 customers and thousands of publishers around the globe to deliver effective advertising across all channels, by applying advanced machine learning to unparalleled data sets. Criteo empowers companies of all sizes with the technology they need to better know and serve their customers. For more information, please visit www.criteo.com.

Contacts

Criteo Investor Relations

Edouard Lassalle, VP, Head of Market Relations, e.lassalle@criteo.com

Friederike Edelmann, IR Director, f.edelmann@criteo.com

Criteo Public Relations

Isabelle Leung-Tack, VP, Global Communications, i.leungtack@criteo.com